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                                                                      EXHIBIT 11

                    LIFEQUEST MEDICAL, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)


                                                               Three Months Ended September 30,  Nine Months Ended September 30,
                                                               --------------------------------  -------------------------------
                                                                     1997            1998             1997           1998
                                                                     ----            ----             ----           ----
COMPUTATION OF BASIC LOSS PER SHARE:
      Net loss                                                   $  (632,934)     $  (533,234)     $(1,428,334)   $(1,269,914)
      Preferred Stock Dividends                                  $        --      $   (13,256)     $        --    $   (13,256)
                                                                 -----------      ===========      ===========    ===========
Net loss available for common stock shareholders                 $  (632,934)     $  (546,490)     $(1,428,334)   $(1,283,170)

WEIGHTED AVERAGE SHARES OF COMMON STOCK
      OUTSTANDING USED FOR COMPUTATION                             6,353,883        7,212,742        6,267,337      6,921,910
                                                                 ===========      ===========      ===========    ===========

BASIC LOSS PER COMMON SHARE                                      $     (0.10)     $     (0.08)     $     (0.23)   $     (0.19)
                                                                 ===========      ===========      ===========    ===========

COMPUTATION OF DILUTED LOSS PER SHARE:
      Net loss                                                   $  (632,934)     $  (533,234)     $(1,428,334)   $(1,269,914)
      Preferred Stock Dividends                                  $        --      $   (13,256)     $        --    $   (13,256)
      Interest on Convertible Debentures                         $        --      $    68,055      $        --    $   201,945
                                                                 -----------      -----------      -----------    -----------
      Net loss used for computation                              $  (632,934)     $  (478,435)     $(1,428,334)   $(1,081,225)
                                                                 ===========      ===========      ===========    ===========

Weighted average shares of common stock outstanding                6,353,883        7,212,742        6,267,337      6,921,910
Weighted average incremental shares outstanding upon assumed
      conversion of options and other dilutive securities            517,233          136,583          508,692        179,870
Weighted average incremental shares outstanding upon assumed
      conversion of Convertible Debentures and Preferred Stock            --        1,824,293               --      1,609,286
                                                                 -----------      -----------      -----------    -----------

WEIGHTED AVERAGE SHARES OF COMMON STOCK
      AND COMMON STOCK EQUIVALENTS OUTSTANDING
      USED FOR COMPUTATION                                         6,871,116        9,173,618        6,776,029      8,711,066
                                                                 ===========      ===========      ===========    ===========

DILUTED LOSS PER COMMON SHARE AND COMMON
      SHARE EQUIVALENTS (a)                                      $     (0.09)     $     (0.05)           (0.21)         (0.12)
                                                                 ===========      ===========      ===========    ===========

  (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-B although it is not required by SFAS No. 128 because it is antidilutive. As a result, it is not the amount reflected on the statements of operations.